UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 18, 2019

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information contained in Item 3.03 below is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

On April 18, 2019, the Board of Directors of Navidea Biopharmaceuticals, Inc. (“Navidea” or the “Company”) approved a one-for-twenty reverse stock split of its issued and outstanding shares of common stock. The reverse split will be effective at 12:01 a.m. (EDT) on April 26, 2019, and shares of the Company’s common stock will begin trading on a split-adjusted basis when the NYSE American market opens on that date. The reverse stock split is being effected as part of the Company's plan to regain compliance with the $0.20 minimum bid price continued listing requirement of the NYSE American.

The Company's common stock will continue to trade on the NYSE American under the trading symbol “NAVB,” but will trade under the following new CUSIP number starting April 26, 2019: 63937X202. As a result of the reverse split, each twenty pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the stockholder. The number of outstanding common shares will be reduced from approximately 201.0 million to approximately 10.1 million shares. The authorized number of shares of common stock will not be reduced and will remain at 300.0 million. As previously disclosed, at the Company’s Annual Meeting of Stockholders held on August 16, 2018, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors to effect a reverse stock split by a ratio of not less than one-for-five and not more than one-for-twenty.

The reverse stock split affects all issued and outstanding shares of the Company’s common stock. In addition, the reverse split reduces the number of shares of common stock issuable upon the exercise of stock options or warrants outstanding immediately prior to the reverse split, and the number of shares reserved for future issuance under the Company’s existing incentive compensation plan will be proportionately reduced. The par value of the Company’s common stock will remain unchanged at $0.001 per share after the reverse split. The reverse split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse split results in some stockholders owning a fractional share as described below.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing price of the Company’s common stock on April 25, 2019.

Continental Stock Transfer & Trust Co. is acting as the exchange agent and transfer agent for the reverse stock split. Continental will provide instructions to stockholders with physical certificates regarding the optional process for exchanging their pre-split stock certificates for post-split stock certificates and receiving payment for any fractional shares. Stockholders who hold their shares in brokerage accounts or in “street name” will not be required to take any action to effect the exchange of their shares. Additional information regarding the reverse split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 9, 2018.

On April 19, 2019, Navidea issued a press release announcing the reverse stock split. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

 Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release issued by Navidea Biopharmaceuticals, Inc., dated April 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: April 19, 2019	By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer